As filed with the Securities and Exchange Commission on November 2, 2023
Registration No. 333-191973
Registration No. 333-198381
Registration No. 333-215828
Registration No. 333-221174

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WOLFSPEED, INC.
(Exact name of registrant as specified in its charter)

North Carolina	56-1572719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Silicon Drive Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

WOLFSPEED, INC. 2013 LONG-TERM INCENTIVE COMPENSATION PLAN
WOLFSPEED, INC. 2023 LONG-TERM INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Neill P. Reynolds
Executive Vice President and Chief Financial Officer
Wolfspeed, Inc.
4600 Silicon Drive
Durham, North Carolina 27703
(919) 407-5300
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Bradley D. Kohn, Esq.
Wolfspeed, Inc.
4600 Silicon Drive
Durham, North Carolina 27703

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

______________________________

EXPLANATORY NOTE

Wolfspeed, Inc. (the “Registrant”) previously filed a Registration Statement on Form S-8 (File No. 333-191973) with respect to 2,500,000 shares of the Registrant’s common stock, $0.00125 par value (“Common Stock”) issuable under the Wolfspeed, Inc. 2013 Long-Term Incentive Compensation Plan (the “Prior Plan”) with the Securities and Exchange Commission (the “Commission”) on October 29, 2013, a Registration Statement on Form S-8 (File No. 333-198381) with respect to 4,839,114 shares of Common Stock issuable under the Prior Plan filed with the Commission on August 27, 2014, a Registration Statement on Form S-8 (File No. 333-215828) with respect to 6,553,127 shares of Common Stock issuable under the Prior Plan filed with the Commission on January 31, 2017, and a Registration Statement on Form S-8 (File No. 333-221174) with respect to 1,536,236 shares of Common Stock issuable under the Prior Plan filed with the Commission on October 27, 2017 (each, a “Registration Statement,” and collectively, the “Registration Statements”).

On October 23, 2023 (the “Effective Date”), the Registrant’s shareholders approved the Wolfspeed, Inc. 2023 Long-Term Incentive Compensation Plan (the “2023 Plan”), and in connection therewith, no further awards will be made under the Prior Plan after its termination in accordance with its initial terms as of October 29, 2023. Pursuant to the terms of the 2023 Plan, the number of shares reserved and available for grant and issuance pursuant to the 2023 Plan is (i) 3,500,000 (the “Newly Authorized Shares”) plus (ii) the number of shares of Common Stock which, immediately prior to the Effective Date, were authorized for issuance under the Prior Plan and are not thereafter used for awards under the Prior Plan. Shares described in clause (ii) of the preceding sentence include shares of Common Stock which, immediately prior to the Effective Date, were authorized for issuance under the Prior Plan and either (x) are not subject to outstanding awards under the Prior Plan as of October 29, 2023 or (y) are subject to outstanding awards under the Prior Plan as of October 29, 2023 and subsequently expire, are canceled or otherwise terminate unexercised or unused for any reason (collectively, the “Rollover Shares”).

Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and SEC Compliance and Disclosure Interpretation 126.43 to amend each of the Registration Statements to register the offer of the Rollover Shares under the 2023 Plan (as such shares would no longer be issuable under the Prior Plan as of October 29, 2023). In accordance with Commission Compliance and Disclosure Interpretation 126.43, no new filing fee is due upon the filing of this Post-Effective Amendment. This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to each of the Registration Statements. For the avoidance of doubt, the Company is not registering any additional shares of Common Stock on this Post-Effective Amendment that were not previously approved by the Company’s shareholders as of the Effective Date. The Company is contemporaneously filing a separate Registration Statement on Form S-8 with the Commission to register the Newly Authorized Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this Post-Effective Amendment omits the information specified in Part I of Form S-8. The document containing the information specified in Part I will be delivered to the participants in the 2023 Plan as required by Rule 428(b) under the Securities Act of 1933 (the “Securities Act”). This document is not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

    The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 25, 2023, filed with the Commission on August 23, 2023;
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 24, 2023, filed with the Commission on November 2, 2023;
(c)The Registrant’s Current Reports on Form 8-K filed on June 26, 2023, July 5, 2023, August 16, 2023, August 22, 2023 (as amended on August 28, 2023), October 24, 2023 and November 2, 2023; and

(d)The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on September 30, 2021, as amended by the description of the Registrant’s Common Stock contained in Exhibit 4.3 to the Registrant’s Form 10-Q for the fiscal quarter ended September 24, 2023, filed with the Commission on November 2, 2023, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant currently has provisions for limitation on the personal liability of directors in its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), and provisions for indemnification of directors and officers in its Amended and Restated Bylaws (the “Bylaws”). Additionally, sections of the North Carolina Business Corporation Act (the “NCBCA”) provide indemnification of the Registrant’s directors and officers in a variety of circumstances.

Article VII of the Articles of Incorporation provides that no director of the Registrant shall have personal liability arising out of an action whether by or in the right of the Registrant or otherwise for monetary damages for breach of his or her duty as a director. Consistent with the NCBCA, the Articles of Incorporation do not limit or eliminate the personal liability of a director with respect to (i) acts or omissions not made in good faith that such director at the time of such breach knew or believed were in conflict with the best interests of the Registrant, (ii) any liability under Section 55-8-33 of the NCBCA or any successor provision, (iii) any transaction from which such director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date of the effectiveness of Article VII of the Articles of Incorporation. In the event that the NCBCA is amended or legislation is enacted to permit further limitation or elimination of the personal liability of a director, Article VII provides that the personal liability of the Registrant’s directors shall be limited or eliminated to the fullest extent permitted by applicable law.

Article IX, Section 3 of the Bylaws provides that the Registrant shall indemnify, to the fullest extent permitted by law, any person who is made, or is threatened to be made, a party to any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit or proceeding), whether or not brought by or on behalf of the Registrant, seeking to hold such person liable by reason of the fact that such person is or was acting in such capacity as a director or officer of the Registrant, or at the request of the Registrant is or was serving as a director or officer for any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, or as a trustee or administrator under any employee benefit plan of the Registrant or a wholly-owned subsidiary of the Registrant, against (i) reasonable expenses, including without limitation all attorneys’ fees actually and necessarily incurred by such person in connection with any such action, suit or proceeding; (ii) all reasonable payments made by such person in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which such person may have become liable in such action, suit or proceeding; and (iii) all reasonable expenses incurred in enforcing the indemnification rights provided in the Bylaws. Pursuant to the Bylaws, this indemnification may, at the discretion of the Registrant’s board of directors, also include advancement of expenses related to such action, suit or proceeding.

Sections 55-8-50 through 55-8-58 of the NCBCA permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. In general, the NCBCA provides directors and officers with a right to indemnification when the director or officer has been wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, unless limited by the Articles of Incorporation. The NCBCA also permits a corporation to indemnify directors and officers who met a certain standard of conduct. Directors and officers are also entitled to apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case. The court may grant such an order if it determines the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the NCBCA permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Additionally, Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person. The Registrant has purchased and maintains such insurance.

The Registrant has also entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreement requires the Registrant to indemnify the indemnitee to the fullest extent permitted by the laws of the State of North Carolina currently in effect or as such laws may be amended to increase the scope of permitted indemnification. The indemnification agreement further requires the Registrant to advance expenses incurred in connection with an action, demand, suit or proceeding and includes an undertaking by the indemnitee to reimburse the Registrant for any amounts advanced if it is ultimately determined that indemnification is not proper. The rights provided in the indemnification agreement are in addition to rights provided in the Bylaws, the Articles of Incorporation and the NCBCA.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1
Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40863) filed with the Commission on October 24, 2023)

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-40863) filed with the Commission on January 26, 2023)
5.1*	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
23.1*	Consent of Independent Registered Public Accounting Firm, Independent Registered Public Accounting Firm
23.2*	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (Contained in Exhibit 5.1)
24*	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement)
99.1
Wolfspeed, Inc. 2013 Long-Term Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-40863) filed with the Commission on October 28, 2021)

99.2
Wolfspeed, Inc. 2023 Long-Term Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40863) filed with the Commission on October 24, 2023)

* Filed herewith.

Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
        (i)    To include any prospectus required by section 10(a)(3) of the Securities Act;
        (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
        (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
    (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on this 2nd day of November, 2023.

WOLFSPEED, INC.

By:	/s/ Gregg A. Lowe
Gregg A. Lowe
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Gregg A. Lowe and Neill P. Reynolds, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gregg A. Lowe	Chief Executive Officer and President	November 2, 2023
Gregg A. Lowe	(Principal Executive Officer)

/s/ Neill P. Reynolds	Executive Vice President and Chief Financial Officer	November 2, 2023
Neill P. Reynolds	(Principal Financial and Principal Accounting Officer)

/s/ Thomas H. Werner	Chairman and Director	November 2, 2023
Thomas H. Werner

/s/ Glenda Dorchak	Director	November 2, 2023
Glenda Dorchak

/s/ John C. Hodge	Director	November 2, 2023
John C. Hodge

/s/ Clyde R. Hosein	Director	November 2, 2023
Clyde R. Hosein

/s/ Darren R. Jackson	Director	November 2, 2023
Darren R. Jackson

/s/ Duy-Loan T. Le	Director	November 2, 2023
Duy-Loan T. Le

/s/ John B. Replogle	Director	November 2, 2023
John B. Replogle

/s/ Marvin A. Riley	Director	November 2, 2023
Marvin A. Riley

/s/ Stacy J. Smith	Director	November 2, 2023
Stacy J. Smith